Exhibit 99.1

General Cannabis Announces Entry into Term Sheet For Strategic Acquisition of Leading Boulder Retailer

Denver, October 28, 2019 – General Cannabis Corp (OTCQX: CANN) (the “Company”), the comprehensive national resource to the regulated cannabis industry, today announced that it has entered into a non-binding term sheet to acquire substantially all of the assets of a licensed recreational cannabis retailer in Boulder, Colorado (the “Business”).

It is anticipated that General Cannabis will pay consideration consisting of fifty percent cash and fifty percent in shares of the Company’s common stock for virtually all of the tangible and intangible assets of the Business.  This potential transaction follows the Company’s recent announcements of its entry into non-binding term sheets to acquire other licensed cannabis entities in Colorado. The Company is taking these actions based on the signing of Colorado House Bill 1090 (“HB-1090”), a recently approved law allowing public companies to own Colorado-licensed cannabis companies.  Once the regulations surrounding the implementation of the law are finalized, the Company plans to enter into binding transactions for the licensed cannabis entities, including the Business.

“We are pleased to announce our plans to acquire a fourth licensed Colorado cannabis operator,” said Michael Feinsod, Executive Chairman and Chief Executive Officer of General Cannabis.  “This planned acquisition would expand our retail business to Boulder. The Business we plan to acquire would provide another strong piece to our expansion strategy.  This facility would pair us with a premier retailer and expand our customer base, allowing us to leverage our skill set as HB-1090 is implemented.  We look forward to completing the transaction and integrating this facility, and its employee team, into the General Cannabis family.  This acquisition would bring our anticipated cultivation space to approximately 45,000 square feet, our anticipated owned dispensaries to three, and one infused products manufacturer license within the state of Colorado.

“We have been working hard looking for suitable acquisition candidates.  We approach the possibilities created under HB-1090 with a methodical and detailed plan for expansion into Colorado licensed assets” said Hunter Garth, Vice President for Corporate Development.  “This potential acquisition is another carefully selected asset to add to our distribution portfolio.  We plan to continue to acquire additional licensed cannabis assets within Colorado and other regulated markets.  Our strong corporate platform can create a synergistic opportunity for Colorado operators looking to grow with us.”

Garth continued “We have built a strong corporate culture in Colorado that focuses on profitable growth while supporting the growth of our employees.  We continue to actively seek acquisition candidates in Colorado and other states with regulated marijuana systems.  General Cannabis’ ‘Succeed Here’ platform has proved to be an excellent way for entrepreneurs to grow their cannabis related business in a multi-faceted challenging environment.”

About General Cannabis Corp

General Cannabis Corp is the comprehensive national resource for the highest quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, operational consulting and products, consumer goods and marketing consulting, and capital investments and real estate.  As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Such forward-looking statements include statements regarding the Company’s plans to enter into a binding agreement to purchase the Business, the proposed terms of the transaction, the closing of other potential transactions, the expected benefits to the Company of the consummation of any such transaction, the timing of the implementation of HB-1090, the expected benefits of HB-1090, and the Company’s plans to acquire additional licensed cannabis assets within Colorado. The consummation of any of the Company’s contemplated transactions shall be subject to the Company having sufficient capital to pay the purchase price for the acquired business, and there can be no assurance that adequate financing will be available to the Company in the future to fund such purchase price.

Any statements that are not statements of historical fact, such as the statements described above, should be considered forward-looking statements.  Some of these statements may be identified by the use of the words “may,” “will,” “believes,” “plans,” “anticipates,” “expects” and similar expressions.  The Company has based these forward-looking statements on current expectations and projections about future events as of the date of this press release.  These forward-looking statements are not guaranteeing of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the possibility that the proposed transaction is not consummated, changes in the Company’s share price, the benefits from the potential transactions may not be fully realized or may take longer to realize than expected, and those factors described from time to time in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q under the heading “Risk Factors” and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

Contact

Brian Andrews

Chief Financial Officer

General Cannabis Corp

(303) 759-1300